Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	John Bernaden	Rondi Rohr-Dralle
	Media Relations	Investor Relations
	Rockwell Automation	Rockwell Automation
	414.382.2555	414.382.8510
Rockwell Automation Reports Fourth Quarter and Full Year 2013 Results

•	Fourth quarter sales up 3 percent year over year; up 6 percent sequentially

•	Fourth quarter Adjusted EPS of $1.62; up 14 percent year over year

•	Fourth quarter diluted EPS of $1.53

•	Company provides fiscal 2014 Adjusted EPS guidance of $5.95 - $6.35
MILWAUKEE (November 7, 2013) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2013 fourth quarter sales of $1,715.7 million, up 3 percent from $1,664.0 million in the fourth quarter of fiscal 2012. Organic sales growth was also 3 percent. Fiscal 2013 fourth quarter sales were up 6 percent compared to the third quarter of fiscal 2013.
Fiscal 2013 fourth quarter Adjusted EPS was $1.62, up 14 percent compared to Adjusted EPS of $1.42 in the fourth quarter of fiscal 2012. Total segment operating earnings were $357.8 million in the fourth quarter of fiscal 2013, up from $303.4 million in the same period last year. Total segment operating margin increased to 20.9 percent from 18.2 percent a year ago, primarily due to higher sales, mix, strong productivity and the favorable resolution of certain legal matters.
On a GAAP basis, fiscal 2013 fourth quarter net income was $215.3 million or $1.53 per share, compared to $195.2 million or $1.38 per share in the fourth quarter of fiscal 2012. Pre-tax margin increased to 16.3 percent from 15.3 percent in the same period last year.

Full Fiscal Year 2013
Sales were $6,351.9 million in fiscal 2013, up 1.5 percent compared to $6,259.4 million in fiscal 2012. Organic sales increased 1.7 percent.
Fiscal 2013 Adjusted EPS was $5.71, up 8 percent compared to Adjusted EPS of $5.29 in fiscal 2012. Total segment operating earnings increased 6 percent to $1,236.8 million in fiscal 2013 compared to $1,163.9 million in fiscal 2012. Total segment operating margin increased to 19.5 percent from 18.6 percent a year ago, primarily due to higher sales and strong productivity.
On a GAAP basis, income from continuing operations was $756.3 million or $5.36 per share in fiscal 2013, compared to $737.0 million or $5.13 per share in fiscal 2012. Pre-tax margin was 15.4 percent in both years.
In order to provide transparency into the operating results of its business, effective with the first quarter of fiscal 2013, the Company is providing non-GAAP measures (Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate) that exclude non-operating pension costs and their related tax effects. The Company defines non-operating pension costs as defined benefit plan interest cost, expected return on plan assets, amortization of actuarial gains and losses and the impact of any plan curtailments or settlements. In addition, the Company has redefined segment operating earnings to exclude non-operating pension costs. Prior year results are provided on a comparable basis.
Commenting on the results, Keith D. Nosbusch, chairman and chief executive officer, said, “We finished the year on a strong note, as both sales and earnings per share came in at the high end of the guidance we provided in July. I was particularly pleased with product sales growth of over 6 percent in the quarter.
“For the full year we achieved record sales and earnings per share despite sluggish market conditions. Our Latin America region had an outstanding year with 12 percent organic growth. For the Company, segment operating margin increased by almost a point - a very good result in a low growth environment.
“Our strong track record of returning cash to shareowners continued in fiscal 2013 with $679 million of cash paid out in dividends and share repurchases. We’ve raised the dividend twice in the past seven months and doubled our dividend per share over the last four years.
“I am proud of our ability to effectively execute in all market conditions, and I want to thank employees, suppliers and partners for their dedication and relentless customer focus throughout the year.”

Outlook
Commenting on the outlook, Nosbusch said, “Our second half sales performance, along with forecasts of improved macroeconomic conditions, cause us to project organic sales growth of 2 percent to 6 percent in fiscal 2014, with midpoint sales of about $6.6 billion. Based on this sales outlook, we are initiating fiscal 2014 Adjusted EPS guidance of $5.95 to $6.35.
“Automation remains a great market and we have the right strategy to capitalize on growth opportunities and gain share. Our strong operating performance and healthy balance sheet enable us to continue to invest in differentiation, particularly in innovative technology and domain expertise. We are confident that our focus on intellectual capital will continue to fuel attractive returns for our shareowners.”

Following is a discussion of fourth quarter and full year results for both segments.
Architecture & Software
Architecture & Software fiscal 2013 fourth quarter sales were $714.3 million, an increase of 6 percent from $671.3 million in the same period last year. Fiscal 2013 fourth quarter sales were up 6 percent sequentially from the third quarter of fiscal 2013. Segment operating earnings were $217.7 million in the fourth quarter of fiscal 2013 compared to $169.4 million in the fourth quarter of fiscal 2012. Segment operating margin increased to 30.5 percent in the fourth quarter of fiscal 2013 from 25.2 percent a year ago, primarily due to higher sales, strong productivity and the favorable resolution of certain legal matters. The legal matters contributed about 2 percentage points to the segment operating margin in the quarter.
Architecture & Software fiscal 2013 sales were $2,682.0 million, an increase of 1 percent from $2,650.4 million last year. Fiscal 2013 organic sales were up 2 percent, and currency translation reduced sales by 1 percentage point. Segment operating earnings were $759.4 million in fiscal 2013 compared to $714.4 million in fiscal 2012. Segment operating margin increased to 28.3 percent in fiscal 2013 from 27.0 percent a year ago.
Control Products & Solutions
Control Products & Solutions fiscal 2013 fourth quarter sales were $1,001.4 million, an increase of 1 percent from $992.7 million in the same period last year. Fiscal 2013 fourth quarter sales were up 5 percent sequentially from the third quarter of fiscal 2013. Segment operating earnings increased to $140.1 million in the fourth quarter of fiscal 2013 compared to $134.0 million in the fourth quarter of fiscal 2012. Segment operating margin was 14.0 percent in the fourth quarter of fiscal 2013, compared to 13.5 percent a year ago.
Control Products & Solutions fiscal 2013 sales were $3,669.9 million, an increase of 2 percent from $3,609.0 million last year. Segment operating earnings increased to $477.4 million in fiscal 2013 compared to $449.5 million in fiscal 2012. Segment operating margin was 13.0 percent in fiscal 2013 compared to 12.5 percent a year ago.

Other Information
Free cash flow was $301.0 million in the fourth quarter of fiscal 2013. Cash flow provided by operating activities was $351.0 million in the fourth quarter of fiscal 2013. Full fiscal year 2013 free cash flow was $900.5 million. Cash flow provided by operating activities for the full fiscal year 2013 was $1,014.8 million. Return on invested capital was 31.4 percent.
Fiscal 2013 fourth quarter general corporate net expense was $39.7 million compared to $19.9 million in the fourth quarter of 2012. General corporate net expense was $97.2 million for the full fiscal year 2013 compared to $82.9 million in fiscal 2012. The largest contributor to the year-over-year increases in both the quarter and the full year were legacy environmental charges.
The Adjusted Effective Tax Rate for the fourth quarter of fiscal 2013 was 23.7 percent compared to 23.9 percent in the fourth quarter of 2012. The Adjusted Effective Tax Rate for the full fiscal year 2013 was 23.9 percent compared to 24.1 percent in fiscal 2012.
The effective tax rate for the fourth quarter of fiscal 2013 was 22.9 percent compared to 23.4 percent in the fourth quarter of 2012. The effective tax rate for the full fiscal year 2013 was 22.9 percent compared to 23.7 percent in fiscal 2012.
During the fourth quarter of fiscal 2013, the Company repurchased 0.9 million shares of its common stock at a cost of $83.5 million. During fiscal year 2013, the Company repurchased 4.7 million shares of its common stock at a cost of $401.5 million. At September 30, 2013, $535.1 million remained available under the $1.0 billion share repurchase authorization.
On November 6, 2013, the Board of Directors declared a 12 percent increase in the quarterly dividend to 58 cents per share on common stock payable on December 10, 2013.
Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

Conference Call
A conference call to discuss our financial results will take place at 8:30 A.M. Eastern Time on November 7, 2013. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (http:www.rockwellautomation.com/investors/).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•
macroeconomic factors, including global and regional business conditions, the availability and cost of capital, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing products;

•	the availability, effectiveness and security of our information technology systems;

•	competitive products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;

•	a disruption of our operations due to natural disasters, acts of war, strikes, terrorism, social unrest or other causes;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	our ability to address claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract and retain qualified personnel;

•	our ability to manage costs related to employee retirement and health care benefits;

•	the uncertainties of litigation, including liabilities related to the safety and security of the products, solutions and services we sell;

•	our ability to manage and mitigate the risks associated with our solutions and services businesses;

•	a disruption of our distribution channels;

•	the availability and price of components and materials;

•	the successful integration and management of acquired businesses;

•	the successful execution of our cost productivity and globalization initiatives; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.
These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs over 22,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
Sales
Architecture & Software (a)	$714.3	$671.3	$2,682.0	$2,650.4
Control Products & Solutions (b)	1,001.4	992.7	3,669.9	3,609.0
Total sales (c)	$1,715.7	$1,664.0	$6,351.9	$6,259.4
Segment operating earnings
Architecture & Software (d)	$217.7	$169.4	$759.4	$714.4
Control Products & Solutions (e)	140.1	134.0	477.4	449.5
Total segment operating earnings[1] (f)	357.8	303.4	1,236.8	1,163.9
Purchase accounting depreciation and amortization	(4.5)	(4.9)	(19.3)	(19.8)
General corporate — net	(39.7)	(19.9)	(97.2)	(82.9)
Non-operating pension costs[2]	(19.5)	(8.8)	(78.5)	(35.2)
Interest expense	(14.9)	(14.9)	(60.9)	(60.1)
Income before income taxes (g)	279.2	254.9	980.9	965.9
Income tax provision	(63.9)	(59.7)	(224.6)	(228.9)
Net income	$215.3	$195.2	$756.3	$737.0

Diluted EPS	$1.53	$1.38	$5.36	$5.13

Adjusted EPS[2]	$1.62	$1.42	$5.71	$5.29

Average diluted shares	140.5	141.5	140.9	143.4

Segment operating margin
Architecture & Software (d/a)	30.5%	25.2%	28.3%	27.0%
Control Products & Solutions (e/b)	14.0%	13.5%	13.0%	12.5%
Total segment operating margin[1] (f/c)	20.9%	18.2%	19.5%	18.6%

Pre-tax margin (g/c)	16.3%	15.3%	15.4%	15.4%
1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our Company. Our measures of total segment operating earnings and total segment operating margin may be different from those used by other companies.
2Beginning in fiscal 2013, we reclassified for all periods presented non-operating pension costs to a separate line item within the above table. Previously, these costs were included in segment operating earnings and general corporate, net. Adjusted EPS is a non-GAAP earnings measure that excludes the non-operating pension costs and their related income tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate" section for more information regarding non-operating pension costs and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
Sales	$1,715.7	$1,664.0	$6,351.9	$6,259.4
Cost of sales	(1,018.5)	(1,009.8)	(3,778.1)	(3,736.7)
Gross profit	697.2	654.2	2,573.8	2,522.7
Selling, general and administrative expenses	(403.7)	(386.4)	(1,537.7)	(1,491.7)
Other income (expense)	0.6	2.0	5.7	(5.0)
Interest expense	(14.9)	(14.9)	(60.9)	(60.1)
Income before income taxes	279.2	254.9	980.9	965.9
Income tax provision	(63.9)	(59.7)	(224.6)	(228.9)
Net income	$215.3	$195.2	$756.3	$737.0

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	September 30, 2013	September 30, 2012
Assets
Cash and cash equivalents	$1,200.9	$903.9
Short-term investments	372.7	350.0
Receivables	1,186.1	1,187.3
Inventories	615.4	619.0
Property, net	616.0	587.1
Goodwill and intangibles	1,235.8	1,158.3
Other assets	617.7	830.9
Total	$5,844.6	$5,636.5
Liabilities and Shareowners’ Equity
Short-term debt	$179.0	$157.0
Accounts payable	546.7	547.6
Long-term debt	905.1	905.0
Other liabilities	1,628.3	2,175.2
Shareowners’ equity	2,585.5	1,851.7
Total	$5,844.6	$5,636.5

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Twelve Months Ended September 30,
	2013	2012
Continuing operations:
Operating activities:
Income from continuing operations	$756.3	$737.0
Depreciation and amortization	145.2	138.6
Retirement benefits expense	170.4	105.9
Pension trust contributions	(41.3)	(341.1)
Receivables/inventories/payables	(8.2)	(24.1)
Compensation and benefits	(8.5)	(67.0)
Income taxes	27.3	117.9
Other	(26.4)	51.5
Cash provided by operating activities	1,014.8	718.7
Investing activities:
Capital expenditures	(146.2)	(139.6)
Acquisition of businesses, net of cash acquired	(84.8)	(16.2)
Purchases of short-term investments	(372.2)	(487.5)
Proceeds from maturities of short-term investments	350.0	137.5
Proceeds from sale of property and investments	0.5	2.6
Other investing activities	(4.1)	—
Cash used for investing activities	(256.8)	(503.2)
Financing activities:
Net issuance of short-term debt	22.0	157.0
Cash dividends	(276.3)	(247.4)
Purchases of treasury stock	(402.7)	(259.4)
Proceeds from the exercise of stock options	172.3	49.0
Excess income tax benefit from share-based compensation	31.9	18.5
Other financing activities	(1.8)	(0.4)
Cash used for financing activities	(454.6)	(282.7)
Effect of exchange rate changes on cash	0.6	(16.8)
Cash provided by (used for) continuing operations	304.0	(84.0)
Discontinued operations:
Cash used for discontinued operations	(7.0)	(1.0)
Increase (decrease) in cash and cash equivalents	$297.0	$(85.0)

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
Our press release contains information regarding sales excluding the effect of changes in currency and organic sales, which we define as sales excluding the effect of changes in currency exchange rates and acquisitions. We believe these non-GAAP measures provide useful information to investors because they reflect regional and operating segment performance from our activities without the effect of changes in currency exchange rates and/or acquisitions. We use organic sales and sales excluding the effect of changes in currency as two measures to monitor and evaluate our regional and operating segment performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current year for which there are no comparable sales in the prior period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year. Sales are attributed to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and twelve months ended September 30, 2013 compared to sales for the three and twelve months ended September 30, 2012:

	Three Months Ended September 30,
	2013					2012
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$857.2	$1.7	$858.9	$—	$858.9	$816.9
Canada	114.1	4.8	118.9	—	118.9	121.3
Europe, Middle East, Africa	353.1	(14.2)	338.9	—	338.9	324.5
Asia-Pacific	243.1	4.4	247.5	(4.1)	243.4	258.7
Latin America	148.2	9.4	157.6	—	157.6	142.6
Total	$1,715.7	$6.1	$1,721.8	$(4.1)	$1,717.7	$1,664.0

	Year Ended September 30,
	2013					2012
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$3,202.9	$0.8	$3,203.7	$(2.1)	$3,201.6	$3,067.3
Canada	468.7	4.4	473.1	—	473.1	464.3
Europe, Middle East, Africa	1,284.9	(2.9)	1,282.0	—	1,282.0	1,280.6
Asia-Pacific	851.9	4.2	856.1	(10.7)	845.4	942.4
Latin America	543.5	19.4	562.9	—	562.9	504.8
Total	$6,351.9	$25.9	$6,377.8	$(12.8)	$6,365.0	$6,259.4

The following table reconciles reported sales to organic sales for our operating segments for the three and twelve months ended September 30, 2013 compared to sales for the three and twelve months ended September 30, 2012:

	Three Months Ended September 30,
	2013					2012
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$714.3	$0.6	$714.9	$—	$714.9	$671.3
Control Products & Solutions	1,001.4	5.5	1,006.9	(4.1)	1,002.8	992.7
Total	$1,715.7	$6.1	$1,721.8	$(4.1)	$1,717.7	$1,664.0

	Year Ended September 30,
	2013					2012
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$2,682.0	$10.7	$2,692.7	$—	$2,692.7	$2,650.4
Control Products & Solutions	3,669.9	15.2	3,685.1	(12.8)	3,672.3	3,609.0
Total	$6,351.9	$25.9	$6,377.8	$(12.8)	$6,365.0	$6,259.4

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate

Our press release contains financial information and earnings guidance regarding Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate, which are non-GAAP earnings measures that exclude non-operating pension costs and their related income tax effects. We define non-operating pension costs as defined benefit plan interest cost, expected return on plan assets, amortization of actuarial gains and losses and the impact of any plan curtailments or settlements. These components of net periodic benefit cost primarily relate to changes in pension assets and liabilities that are a result of market performance; we consider these costs to be unrelated to the operating performance of our business. We believe that Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Our measures of Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for income from continuing operations, diluted EPS and effective tax rate.

The following is a reconciliation of income from continuing operations, diluted EPS from continuing operations, and effective tax rate to Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012
Income from continuing operations	$215.3	$195.2	$756.3	$737.0
Non-operating pension costs	19.5	8.8	78.5	35.2
Tax effect of non-operating pension costs	(7.0)	(3.2)	(28.5)	(12.6)
Adjusted Income	$227.8	$200.8	$806.3	$759.6

Diluted EPS from continuing operations	$1.53	$1.38	$5.36	$5.13
Non-operating pension costs per diluted share, before tax	0.14	0.06	0.55	0.25
Tax effect of non-operating pension costs per diluted share	(0.05)	(0.02)	(0.20)	(0.09)
Adjusted EPS	$1.62	$1.42	$5.71	$5.29

Effective tax rate	22.9%	23.4%	22.9%	23.7%
Tax effect of non-operating pension costs	0.8%	0.5%	1.0%	0.4%
Adjusted Effective Tax Rate	23.7%	23.9%	23.9%	24.1%

Fiscal 2014 Guidance

Diluted EPS from continuing operations	$5.69 - $6.09
Non-operating pension costs per diluted share, before tax	0.40
Tax effect of non-operating pension costs per diluted share	(0.14)
Adjusted EPS	$5.95 - $6.35

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We account for share-based compensation under U.S. GAAP, which requires that we report the excess income tax benefit from share-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows.
In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate performance. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2011	Mar. 31, 2012	Jun. 30, 2012	Sep. 30, 2012	Dec. 31, 2012	Mar. 31, 2013	Jun. 30, 2013	Sep. 30, 2013
Cash (used for) provided by continuing operating activities	$(189.0)	$253.5	$264.1	$390.1	$167.3	$202.6	$293.9	$351.0
Capital expenditures of continuing operations	(31.6)	(30.9)	(32.4)	(44.7)	(21.6)	(33.4)	(31.9)	(59.3)
Excess income tax benefit from share-based compensation	9.8	7.0	0.5	1.2	10.6	10.4	1.6	9.3
Free cash flow[1]	$(210.8)	$229.6	$232.2	$346.6	$156.3	$179.6	$263.6	$301.0

[1]Free cash flow for the first quarter of fiscal 2012 includes a discretionary pre-tax contribution to the Company’s U.S. pension trust of $300 million.
Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Income from continuing operations, before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents and short-term investments, multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows:

	Twelve Months Ended
	September 30,
	2013	2012
(a) Return
Income from continuing operations	$756.3	$737.0
Interest expense	60.9	60.1
Income tax provision	224.6	228.9
Purchase accounting depreciation and amortization	19.3	19.8
Return	1,061.1	1,045.8
(b) Average invested capital
Short-term debt	209.0	207.2
Long-term debt	905.0	905.0
Shareowners’ equity	2,086.7	1,881.5
Accumulated amortization of goodwill and intangibles	775.2	751.0
Cash and cash equivalents	(1,010.2)	(878.8)
Short-term investments	(361.7)	(232.5)
Average invested capital	2,604.0	2,633.4
(c) Effective tax rate
Income tax provision	224.6	228.9
Income from continuing operations before income taxes	$980.9	$965.9
Effective tax rate	22.9%	23.7%
(a) / (b) * (1-c) Return On Invested Capital	31.4%	30.3%